UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☐                            Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

BARNES & NOBLE, INC.

(Name of Registrant as Specified in Its Charter)

YUCAIPA AMERICAN ALLIANCE FUND II, L.P.

YUCAIPA AMERICAN ALLIANCE (PARALLEL) FUND II, L.P.

YUCAIPA AMERICAN ALLIANCE FUND II, LLC

YUCAIPA AMERICAN FUNDS, LLC

YUCAIPA AMERICAN MANAGEMENT, LLC

THE YUCAIPA COMPANIES LLC

RONALD W. BURKLE

STEPHEN F. BOLLENBACH

MICHAEL S. MCQUARY

ROBERT P. BERMINGHAM

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The Yucaipa Companies, LLC

Investor Presentation

Barnes & Noble, Inc.

(NYSE: BKS)

Executive Summary

We believe the incumbent Board is rife with business and personal conflicts and has been a rubber stamp for transactions benefitting the Riggio family to the detriment of other Barnes & Noble stockholders.

In our view, the Board’s failure of leadership has contributed to the Company’s poor performance, enriched the Riggio family at the expense of the other stockholders and led to numerous corporate governance failures.

Yucaipa is seeking your support to vote “FOR”:

The election of Yucaipa’s three experienced and highly qualified director nominees, Ronald W. Burkle, Stephen F. Bollenbach and Michael S. McQuary, to the Company’s nine-member staggered board of directors.

Yucaipa’s Poison Pill amendment proposal requesting the Board to promptly amend the poison pill to raise the stock ownership limitation from 20% to 30% for all stockholders.

Yucaipa’s Investment in the Company

Yucaipa owns almost 19% of the Company’s stock, and has invested more than $200 million in the Company’s stock.

First invested in November 2008: We believed with appropriate strategic and corporate governance changes, significant stockholder value could be unlocked.

We thought Leonard Riggio and the Board would welcome our constructive ideas about how to improve stockholder value, like the management of other companies that we have invested in.

We did not realize that Leonard Riggio was looking out more for his interests than the stockholders’ interests and that the Board would go along, including by:

Implementing a poison pill giving the Riggio family fully-locked in stock ownership advantages—even though we told Leonard Riggio we were planning to invest before we bought any shares and that we were not seeking control.

Spending half a billion dollars to buy Leonard Riggio’s college textbook business—even though Leonard Riggio previously told us he thought the Company should preserve liquidity, not take on debt and not increase its retail exposure.

Rebuffing our repeated efforts to improve the business and make the poison pill fair to all stockholders.

We did not seek a proxy fight or pursue litigation until we had exhausted all of our options.

Why is Yucaipa Nominating Directors?

The Board has approved billions of dollars in related party transactions that have benefitted the Riggio family.

For example, the Company recently paid Leonard Riggio and his wife $514 million to acquire Barnes & Noble College Booksellers, allowing the Riggios to offload the technology risks of their retail college textbooks business onto Barnes & Noble’s stockholders.

At least half the current Directors have business or personal ties to the Riggio family, which we believe gives Leonard Riggio inappropriate influence.

The Company’s stock price and total stockholder return have underperformed in both absolute and relative terms over the past five years.

The Company’s profitability has also dropped over the past five years, which has been exacerbated by the Company’s flawed capital allocation strategy.

Electing our nominees will send a message that directors should be held accountable for failing to deliver stockholder value.

You Need New Directors to Protect Your Interests

Do you trust that the current Board is looking out for all of the stockholders’ best interests?

Now more than ever, new directors nominated by an outside stockholder are needed to represent all of the stockholders’ interests, especially to ensure the credibility and legitimacy of the strategic alternatives review.

Yucaipa has nominated three nominees who are completely independent of the Riggios and the incumbent Board — our nominees will shake up the Riggio-centric, rubber-stamp culture of the current Board.

Yucaipa’s nominees are experienced and highly qualified:

Ronald W. Burkle has extensive hands-on investing and management experience in the retail industry.

Stephen F. Bollenbach has deep corporate governance and operational experience through his 20 year service on public company boards and his 15 years experience leading large public companies.

Michael S. McQuary has significant technology expertise through his 15 years leading technology companies, including Mindspring and Earthlink.

Why is Yucaipa Proposing to Amend the Poison Pill?

The Poison Pill prevents any stockholder other than the Riggio family from owning more than 20% of the outstanding stock.

The Poison Pill allows the Riggio family to own nearly 33% of the outstanding stock, and to acquire even more shares, directly from the Company or through the exercise of stock options.

The Company said it would put the Poison Pill for a stockholder vote by November 17, 2010, but the Board has refused to put it to a vote at the 2010 Annual Meeting.

Yucaipa’s proposal to amend the Poison Pill only requests the Board to amend the Poison Pill to allow any stockholder to acquire up to 30% of the outstanding common stock - approximately the same percentage owned by the Riggios when the Board approved the Poison Pill.

Approval of Yucaipa’s Poison Pill amendment proposal:

will not eliminate the Poison Pill; but

will send the Board a message – that the same rules should apply to all stockholders, and the Riggios should not get special treatment.

Yucaipa’s Economic Interests are Aligned with Yours

Yucaipa is a long-term investor. The average holding period for our realized investments is nearly four years but we have held some investments for over 20 years.

We are an approximately 19% stockholder, and have been a stockholder since November 2008.

Like other stockholders, we have suffered from the precipitous decline in the Company’s stock price. As of July 30, 2010, the value of our investment in the Company is down over 27%. Our interest, like the rest of the stockholders, is to promptly turn the Company around and generate value for all stockholders.

Yucaipa believes the Company’s stock is undervalued, and if the special treatment of the Riggios and the corporate governance and strategic missteps of this Board are corrected, we believe significant stockholder value can be unlocked.

Unlike the Riggios, we are not looking for special treatment.

Yucaipa Is Not Seeking Control of the Company

We have never done a hostile takeover, and we are not seeking control of the Company.

We are nominating only 3 directors for election to a 9 member staggered Board — if all our nominees are elected they will represent only a minority of the Board.

We are not working with anyone to take control of the Company.

If we were, we would be required by law to publicly disclose that fact.

If we were, why hasn’t the Company ever accused us of triggering the poison pill.

After full discovery and a trial, Barnes & Noble was not able to present any evidence, nor did the Vice Chancellor find, that Yucaipa and any other stockholder had any agreement or understanding to work together. Even the Board’s own outside legal counsel advised the Board that they had NO evidence to the contrary.

The Company’s claims are false and they know it. They just want to distract stockholders from their record of poor performance and special treatment of the Riggios.

Election of Directors

New, Outside Investor-Nominated Directors are Needed at Barnes & Noble

You Deserve New Directors

We believe Barnes & Noble’s stockholders deserve new directors who:

are independent of the Riggios;

are selected by outside stockholders whose economic interests are aligned with all stockholders;

will act as a check on inappropriate related party transactions;

will seek to hold management accountable for the Company’s underperformance; and

will seek to protect the interests of all stockholders in the strategic alternatives review by calling for a fair, transparent and prompt process.

We Believe If Elected Yucaipa’s Three Nominees Ronald W. Burkle, Stephen F. Bollenbach and Michael S. McQuary Will Meet All of These Expectations

You Are Overpaying for Underperformance

The Company’s stock has underperformed, both on an absolute and relative basis, over the past five years:

Since August 2009, the Company’s stock price has fallen by approximately 44% to $12.97, as of July 30, 2010. In marked contrast, during that same period, the S&P 500, the Dow Jones Specialty Retail Index and the Company’s self-selected peer group have increased by approximately 10%, 16% and 38%, respectively.

The Company’s total stockholder return over the one-year, three-year and five-year periods ended July 30, 2010 has consistently been in the bottom 10th percentile of the Dow Jones Specialty Retail Index.

Despite investing hundreds of millions of dollars in a low-margin college textbooks business and a negative-margin e-books strategy, the Company has not stopped the bleeding.

Haven’t stockholders suffered enough from this Board’s flawed capital allocation decisions and execution failures?

Share Price Performance (One Year)

Comp Peer Index 38%

Dow Jones Specialty Retail 16%

S&P 500 10%

BKS (44)%

160

140

120

100

80

60

40

8/3/09 8/22/09 9/10/09 9/29/09 10/18/09 11/6/09 11/25/09 12/14/09 1/2/10 1/21/10 2/9/10 2/28/10 3/19/10 4/7/10 4/26/10 5/15/10 6/3/10 6/22/10 7/11/10 7/30/10

Barnes & Noble

S&P 500

Dow Jones Specialty Retail Index

Compensation Peer Index

Total Stockholder Return (1-year, 3-year and 5-year periods)

Barnes & Noble

Median

18.10%

2.50%

-9.00%

30.00%

20.00%

10.00%

0.00%

-10.00%

-20.00%

-30.00%

-40.00%

-50.00%

-60.00%

-70.00%

-39.80%

-52.70%

-58.90%

1 Year

3 Years

5 Years

Total Stockholder Return

This table compares the cumulative total stockholder return of an investment in Barnes & Noble common stock for the one year, three year and five year periods ended July 30, 2010 with the median cumulative total stockholder returns of the companies in the Dow Jones Specialty Retail Index over those periods. Barnes & Noble’s Total Stockholder Return was in the bottom ten percent of the companies in the Dow Jones Specialty Retail Index in each of these periods.

Total stockholder return values assume (i) the investment of $100 in Barnes & Noble common stock and the companies in the Dow Jones Specialty Retail Index on the first trading day of the relevant period and (ii) reinvestment of all dividends.

Despite Aggressive Capital Spending, Barnes & Noble’s Profitability Has Been in Steady Decline

Primary drivers of declining profitability and lower margins include:

Heavy investment in low margin college retail stores

Flawed capital allocation strategy

EBITDA ($MM)(1)

College Booksellers - $25M

College Booksellers - $15M

$500

$400

$300

$200

$100

$0

$415

$371

$317

$281

$185

2007 2008 2009 2010 LTM 7/10

FYE JANUARY

FYE APRIL

REPORTED DILUTED EPS

$2.50

$2.00

$1.50

$1.00

$0.50

$0.00

($0.50)

($1.00)

$2.16

$2.00

$1.29

$0.63

($0.70)

2007 2008 2009 2010 LTM 7/10

FYE JANUARY

FYE APRIL

RETURN ON EQUITY(2)

12.9%

12.6%

8.2%

4.1%

(4.6%)

16.0%

12.0%

8.0%

4.0%

0.0%

(4.0%)

(8.0%)

2007 2008 2009 2010 LTM 7/10

FYE JANUARY

FYE APRIL

CAPITAL SPENDING ($MM)

College Booksellers Acquisition(3)

$375

$300

$225

$150

$75

$0

$176

$194

$192

$188

$316

$128

2007 2008 2009 2010

FYE JANUARY

FYE APRIL

CapEx Acquisitions

Source: Public filings and Capital IQ.

1. EBITDA calculated as EBIT (Operating Profit / (Loss)) + Depr & Amort

2. Calculated as Net Income/End of Year Stockholders’ Equity.

3. Excludes $250 million of debt incurred in connection with financing the acquisition.

Independent Analysts Question the Investment in the eBooks Strategy

Significant capital is being invested in an eBook strategy that hurts the Company’s profitability.

Management’s FY 2011 guidance includes $140 million of investments related to digital, of which $100 million will hit the P&L and $40 million is Capex.

February 23, 2010: “eBook sales, as the current economics work, are relatively unprofitable (as we saw this quarter in margins), and may cannibalize a higher margin/profit dollar physical sale and perhaps also a trip to store which tends to also lead to greater sales and profits.”

October 23, 2009: “The risk, in our view, is that as the math currently works, each sale through a Nook is not just unprofitable but potentially replaces a higher margin sale at stores.”

November 24, 2009: “Our math questions whether any money is made selling a nook and while BKS may point to potential revenue streams from this device, it seems that in the near term a bulk of the revenue will be from selling books below costs.”

February 23, 2010: “While the financial profile of the core book business continues to erode, we are as concerned about management’s decision to invest into the teeth of the digital book revolution with challenging competition from Apple, Amazon, and others. We believe that its online share cannot exceed its land-based share without an analogous real estate edge, and maintain our Sell rating.”

August 4, 2010: “We remain guarded on the outlook for BKS, given sizable investments associated with the transition to digital books, and risks to store profitability associated with the digital migration. We do not see compelling value in the business.”

Are You Getting Your Money’s Worth?

After recently stepping down as CEO, the Board gave Stephen Riggio an “evergreen” employment agreement to stay on as Vice Chairman and then hired two CEOs to do one job:

The Board gave Stephen Riggio a $400,000 annual salary, a $600,000 or more annual bonus target, and a golden parachute package equal to 300% of his annual salary, plus his average bonus paid in the preceding three years, plus the value of his employee benefits.

Each of the two “co-CEO’s” received approximately $15 million in total compensation in the last fiscal year.

Would the Board have given Stephen Riggio an evergreen and golden parachute package after presiding over such poor performance, if he were not Leonard Riggio’s brother?

What have the “co-CEO’s” done that justifies receiving approximately $15 million each in compensation in a single year?

You Can’t Afford More Related Party Transactions

The current Board has approved years of related party transactions involving the Riggio family with a value in the billions of dollars, including:

$67.3 million in lease payments for office space, warehouses and bookstores owned by entities in which the Riggio family has majority or minority interests.

$99.8 million of textbook purchases from an entity in which the Riggio family has a majority interest.

$235.8 million in payments to a shipping company in which Leonard and Stephen Riggio’s brother has a 20% interest.

$514 million to Leonard Riggio and his wife to buy their college textbooks business. Before Leonard Riggio sold his college textbooks business to the Company, the Company also paid an entity owned by Leonard Riggio $32.4 million in licensing fees to use the “Barnes & Noble” name for online textbook sales.

$218.4 million to acquire Babbage’s Etc., which was majority-owned by Leonard Riggio. Babbage’s Etc. was later spun-off by the Company, including returning approximately 19% of the spun-off company back to Leonard Riggio.

Additional information regarding related party transactions is in the Appendix to this presentation.

The Barnes & Noble College Booksellers Acquisition — Bad for the Company but Good for Leonard Riggio

On September 30, 2009, Leonard Riggio and his wife sold Barnes & Noble College Booksellers, Inc. to the Company for $514 million, or approximately 2/3 of the entire market capitalization of the Company as of July 30, 2010.

Before he sold his retail college textbooks business to the Company, Leonard Riggio said the Company should not increase its retail exposure, should preserve liquidity, and should not take on additional debt.

This acquisition exposed the Company to significant technology risk because textbook sales are increasingly migrating online and directly contradicted Leonard Riggio’s own statements, because it:

essentially doubled the Company’s exposure to the “bricks and mortar” retail business by adding over 600 retail textbook locations;

used a large amount of the Company’s free cash, reducing its liquidity; and

saddled the Company with over $400 million of new debt.

Apparently what Leonard Riggio thinks is good for the Company depends on whether Leonard Riggio is on the opposite side of the table.

The cash expended and significant debt incurred to buy the college textbook business could have been better and earlier invested in the digital media and e-book strategy.

Independent Analysts Also Criticize the College Booksellers Acquisition

CREDIT SUISSE August 4, 2010	• "Imagine a company likely to face declining EBITDA for the foreseeable future due to a direct technology attack on its core business, a company that just doubled the bet by arguably buying another company even more exposed to technology changes. Would you buy that company? If yes, what per chance would be your exit strategy? Welcome to BKS." • On College Booksellers acquisition "Unfortunately the purchase of the College Book stores took away the low EV/EBITDA multiple and the excess cash flow." • "BKS shares have been cut more than half since April, largely on the aforementioned concerns, as well as incremental margin and expense pressures from its digital initiatives and growing competition in that business."
Bank of America Merrill Lynch June 30, 2010	• "Gross margin decreased [in Q4 2010 by] 250 basis points... primarily due to occupancy deleveraging from the comp decline and the acquisition of College [Booksellers], which has a lower gross margin. The SG&A expense ratio increased 196 basis points... attributable to increased costs associated with College [Booksellers]."
Morgan Stanley November 25, 2009	• "We believe the acquisition of B&N College Bookstores adds more risk by increasing exposure to an area of book retailing, which is at risk of increased cannibalization from online vendors."

18

You Should Be Concerned About the Company’s Strategic Alternatives Review Process

On August 3, 2010, the Company announced it is exploring strategic alternatives, including a sale of the Company.

Leonard Riggio said he is considering a bid for the Company in the Company’s own press release - Will that chill bidding?

The Board has said the strategic review process “has no timetable” and they will not comment further unless a specific transaction is recommended or “the process is concluded.”

Are you concerned that when the Company’s stock was trading around $24 a share, Mr. Riggio sold Barnes & Noble College Booksellers to the Company for half a billion dollars, but when the stock trades at $14, Mr. Riggio wants to buy the Company and the current Board coincidentally is now considering a sale?1

Is the strategic review process a sincere attempt to maximize stockholder value, or just a cynical proxy contest strategy?

Is the Board positioning the Company for a low-ball sale to Leonard Riggio?

1 The closing trading price of the Company’s stock was 24.04 on August 7, 2009, the trading day preceding the announcement of the College Booksellers acquisition. The closing trading price of the Company’s stock was 13.82 on August 2, 2010, the trading day preceding the announcement of the strategic alternatives review process.

You Need Effective Outside Oversight of the Strategic Alternatives Review

We believe our nominees Stephen Bollenbach and Michael McQuary should be appointed to the strategic alternatives special committee immediately upon election:

to protect the interests of all stockholders;

to ensure the strategic alternatives review is promptly completed and not just abandoned after the 2010 Annual Meeting;

to send a message to other potential bidders that the process will be fair and they will have a level playing field; and

to ensure the process does not end in another Board-approved related party transaction with the Riggios that does not maximize value for all stockholders.

Can the stockholders afford another College Booksellers transaction?

Don’t Be Fooled by the Company’s Illusion of Change –Vote for Real Change

Since we started actively voicing our concerns, the Board has taken only reactionary half-measures in an effort to create the illusion of change:

Hiring two CEOs to replace Stephen Riggio. Stephen Riggio stepped down as CEO, but retained his Vice-Chairman position and has a new, lucrative, golden-parachute employment agreement. Rather than announcing a clear CEO succession plan, the Company then promoted two “co-CEO’s” from within the Company to do one job and paid them each almost $15 million!

Switching the director slate. The Company dropped Messrs. Zilavy and Del Giudice from its slate only after we pointed out that Mr. Del Giudice runs an investment fund in which Leonard Riggio has a $20 million investment commitment and Mr. Zilavy is Leonard Riggio’s personal money manager who just received a $1 million bonus from Mr. Riggio in connection with the College Booksellers transaction.

Announcing the Strategic Review Process. The Company announced a strategic review process with no timeline or transparency and allowed Leonard Riggio to compromise the Company’s announcement by stating he is interested in bidding.

Tell this Board stockholders are tired of the status quo and want real change. Tell this Board stockholders think they will go back to “business as usual” without new outside investor-nominated Directors to watch what they do.

Leonard Riggio Tried to Buy the Election

Leonard Riggio exercised out-of-the-money stock options on the last business day before the record date for the 2010 Annual Meeting to buy almost one million shares to stuff in the ballot box:

He exploited a Poison Pill loophole only available to Company insiders to increase his ownership by another 1.7% of the outstanding stock.

He paid approximately $2.5 million more than the market price of the shares, so clearly economics did not drive his decision. Do you trust that a man whose transactions in Company stock are not driven by economics will make sound economic decisions with your investment in the Company?

He only recently said he won’t vote the new shares at the 2010 Annual Meeting after we filed a motion in the Delaware Chancery Court challenging his actions. After we filed our motion, the Court entered an order formally prohibiting Leonard Riggio from voting his new shares at the 2010 Annual Meeting.

Despite the Vice Chancellor’s order, Leonard Riggio can still vote his new shares any other time, including when the Company finally allows stockholders to vote on the Poison Pill.

Do you think Leonard Riggio is more concerned with the stockholders’ interests or his own and his family’s?

Yucaipa’s Three Director Nominees

We believe our three director nominees have the combined retail, corporate governance and technology experience to help the Company face its most significant challenges:

Ronald W. Burkle: Founder of The Yucaipa Companies, has served over ten years on public company boards (including Yahoo! Inc., Occidental Petroleum Corporation and KB Home), and has extensive experience investing in and managing companies in the retail industry.

Stephen F. Bollenbach: More than 15 years experience as a former CEO or senior executive of major companies, including Hilton Hotels Corporation, The Walt Disney Company and Marriott Corporation (former CFO), and over 20 years experience as a director of public companies, having served on the boards of Macy’s, Inc., KB Home, Time Warner Inc., American International Group Inc., Harrah’s Entertainment, Inc., Hilton Hotels Corporation and Caesars Entertainment, Inc.

Michael S. McQuary: CEO of Wheego Electric Cars, Inc., with more than 15 years experience as a former CEO or senior executive of technology-focused companies including EarthLink, Inc. and MindSpring Enterprises, Inc., and approximately seven years experience as a director of public companies, having served on the boards of EarthLink, Inc. and MindSpring Enterprises, Inc.

Additional information regarding the background and qualifications of Yucaipa’s three director nominees is in the Appendix to this presentation.

If Elected, Yucaipa’s nominees will seek to:

Restore stockholder confidence that Board decisions are driven by the interests of all stockholders and not by the Riggios’ business or personal considerations;

Ensure corporate governance best practices are in place to generate value and remedy the costly corporate governance mistakes of the current Board;

Act as a check on inappropriate related party transactions;

Create a winning business strategy when sales are increasingly migrating online and digital downloads and e-book sales are a rapidly growing trend;

Improve the Company’s performance to match or exceed its peers;

End special treatment of the Riggios; and

Ensure the strategic alternatives review will maximize value for all stockholders.

VOTE YUCAIPA’S GOLD PROXY CARD “FOR” YUCAIPA’S NOMINEES

This May Be Your Last Chance to Shape the Board

Over the past 5 years, the Board has enabled Leonard Riggio to increase his ownership from 20% to 30% through $800 million of stock buybacks and permitting Leonard Riggio to buy additional shares.

Leonard Riggio and the other directors and Company employees already own 37% or more of the Company’s stock, and they can acquire even more:

Stock option exercises and restricted stock grants are exempted from the Poison Pill. Leonard Riggio just took advantage of this loophole by exercising out-of-the-money options to acquire almost one million shares.

In fiscal year 2010 alone, the Company granted insiders options or restricted stock representing nearly 3% of the Company’s common stock. The Board is authorized under existing employee stock plans to grant options or restricted stock for another 2.3% of the outstanding stock.

The Board can exempt any share acquisition by the Riggios under a special Poison Pill exception available only to the Riggios.

The Company can buy back more stock, and increase the percentage ownership of the Riggios and the insiders that do not participate in the buyback.

As the Riggios and other insiders increase their ownership stake, we believe the Riggios further cement their control over the Company.

Yucaipa’s Proposal to Amend the Poison Pill

The Poison Pill Should Be Amended to End the Special Treatment of the Riggios

Who Does the Poison Pill Benefit?

The Company adopted a Poison Pill in November 2009, just four days after Yucaipa reported it owned 16.8% of the Company’s stock.

We believe the Poison Pill protects the Riggios’ dominance, entrenches the Board, and was not responsive to any realistic threat:

Mr. Burkle notified Leonard Riggio before Yucaipa invested in the Company and told him Yucaipa had no intent to acquire control.

Yucaipa offered to sign a standstill agreement if the Board allowed it to equalize its stock ownership to that of the Riggios.

Yucaipa historically has never made a hostile takeover.

The Company’s lawyer who authored the Poison Pill said it was designed to “freeze the situation so nobody outside of Len Riggio” could own more than 20% of the stock.

Why Won’t the Company Let You Vote on the Poison Pill at the 2010 Annual Meeting?

The Company said it would put the Poison Pill to a stockholder vote no later than November 17, 2010, but has refused to let stockholders vote on it at the 2010 Annual Meeting.

How does the Poison Pill benefit stockholders by allowing the Riggios to own nearly 33% of the outstanding stock while no other stockholder can own more than 20%?

The Company has said the Board alone will decide whether to retain the Poison Pill, even if the stockholders vote it down or if our Poison Pill amendment proposal is passed.

We think stockholders should have a voice on the Poison Pill at the 2010 Annual Meeting, which is why we are making our Poison Pill amendment proposal. Stockholders have a chance to send a message that special treatment for the Riggios is not acceptable.

Our nominees will seek to implement the will of the stockholders if our proposal to amend the Poison Pill is approved.

The Poison Pill Creates an Uneven Playing Field

We believe that the Poison Pill in its current form:

inappropriately discriminates against non-Riggio stockholders;

acts to entrench incumbent Directors;

provides the Riggio family substantial control over the Company and its Board, despite owning far less than a majority of the shares and not paying any control premium; and

allows the Riggio family to acquire even more shares through option exercises, restricted stock grants, or with Board approval.

If the Board believes a stockholder holding 30% of the stock is somehow a threat, why did the Board facilitate Leonard Riggio increasing his ownership from 20% to 30% through $800 million of stock buybacks over the last few years?

If Leonard Riggio holding nearly 30% of the outstanding stock was not a threat when the Board adopted the Poison Pill, how can allowing any other stockholder to buy up to 30% of the outstanding stock be a threat?

Allowing any stockholder to buy up to 30% of the stock neutralizes Leonard Riggio’s voting advantage, eliminates his ability to thwart other buyers, and lets the rest of the stockholders decide who should buy the Company.

The Board Should Level the Playing Field

Our non - binding Poison Pill amendment proposal allows stockholders to send a clear message that the Board should not create and defend two different sets of rules - one for the Riggios and one for the Company’s other stockholders.

Yucaipa’s proposal to amend the Poison Pill only requests that the Board amend the Poison Pill to allow any stockholder to acquire up to 30% of the outstanding common stock - approximately the same percentage owned by the Riggios when the Board approved the Poison Pill.

Approval of Yucaipa’s Poison Pill amendment proposal:

will not eliminate the Poison Pill; but

will send the Board a message that the same rules should apply to all stockholders, and the Riggios should not get special treatment.

VOTE YUCAIPA’S GOLD PROXY CARD “FOR”

YUCAIPA’S PROPOSAL REQUESTING THE BOARD TO AMEND

THE POISON PILL

Vote the GOLD Proxy Card FOR REAL CHANGE

Vote for real change and an end to the special treatment of the Riggios. Yucaipa is soliciting GOLD proxies to vote “FOR”:

The election of Ronald W. Burkle, Stephen F. Bollenbach and Michael S. McQuary to the nine-member staggered board of directors; and

Yucaipa’s Poison Pill amendment proposal requesting the Board to promptly amend the Poison Pill to apply the same 30% stock ownership limitation to all stockholders.

Leonard Riggio and the other directors and Company employees already own 37% or more of the Company’s stock, and nothing in the Poison Pill prevents the Board from putting more stock in their hands. This election may be the last time stockholders can have an effective voice in shaping the Board, so don’t let this opportunity pass.

The 2010 Annual Meeting is September 28, 2010

Please vote Yucaipa’s GOLD proxy card “FOR” Yucaipa’s nominees and “FOR” Yucaipa’s Proposal to Amend the Poison Pill Today!

Appendix: Additional Information

About The Yucaipa Companies

The Yucaipa Companies is a premier investment firm founded in 1986 by Ron Burkle, with a record of fostering economic value through the growth and responsible development of companies.

Yucaipa focuses on investing in large retail, manufacturing and distribution companies.

The firm has made over 30 investments and completed mergers and acquisitions valued at more than $30 billion.

Yucaipa is not a hedge fund that trades in and out of securities. Yucaipa is a long-term investor and has no immediate requirement to get liquidity in its investments. Yucaipa seeks to maximize absolute value, and not short - term IRR.

Since 1986, Yucaipa has generated over a 35% annual return. For most of Yucaipa’s history, it has primarily invested its own funds.

As an investor, Yucaipa strives to work with management to strategically reposition businesses and implement operational improvements, resulting in value creation.

Yucaipa’s Nominee: Ronald W. Burkle

Ronald W. Burkle: Managing Member, The Yucaipa Companies LLC, a private investment firm based in Southern California — 1986 to present. Mr. Burkle founded Yucaipa in 1986. Yucaipa focuses on investing in large retail, manufacturing and distribution companies.

Public Company Board Experience:

Yahoo! Inc., Director and member of Compensation Committee and Transactions Committee —2001 to 2010.

Occidental Petroleum Corporation, Director and member of the Dividend Committee — 1999 to 2010.

KB Home, Director and member of the Nominating/Governance Committee and Audit Committee of KB Home (until April 2008) —1995 to 2010.

Other Experience: Mr. Burkle has served as Chairman of the Board and significant shareholder of numerous companies including:

Golden State Foods; and

Supermarket chains Dominick’s, Fred Meyer, Ralphs, and Food4Less.

Co-Chairman of the Burkle Center for International Relations at UCLA.

Member of the Board of Directors of the Frank Lloyd Wright Building Conservancy.

Mr. Burkle is also a trustee of the Carter Center, the National Urban League and AIDS Project Los Angeles.

Yucaipa’s Nominee: Stephen F. Bollenbach

Stephen F. Bollenbach: Former Co-Chairman and Chief Executive Officer, Hilton Hotels Corporation.

Professional experience:

Hilton Hotels Corporation, Co-Chairman and Chief Executive Officer — May 2004 to October 2007;

President and Chief Executive Officer — February 1996 to May 2004.

The Walt Disney Company, Senior Executive Vice President and Chief Financial Officer — May 1995 to February 1996.

Host Marriott Corporation, President and Chief Executive Officer — October 1993 to May 1995.

Marriott Corporation, Chief Financial Officer — March 1992 to October 1993.

Trump Organization, Chief Financial Officer — 1990 to 1992.

Public Company Board Experience:

Macy’s, Inc., Director and member of Audit Committee and Finance Committee — since 2007.

KB Home, Non-Executive Chairman and Member of Management Development and Compensation Committee — since 2007.

Time Warner Inc., Director and Chair of the Compensation Committee since 2010; also served as the Chair of the Audit and Finance Committee — from 2001 until May 2010; also served as a Time Warner Inc. director prior to its merger with AOL Inc. from 1997 until 2001.

American International Group Inc., Lead Independent Director — 2008 to 2009.

Harrah’s Entertainment, Inc., Director — 2005 to 2008.

Hilton Hotels Corporation, Director — 1996 to 2007.

Caesars Entertainment, Inc., Director — 1998 to 2005.

Former Director of Catellus Development Corporation.

Mr. Bollenbach is a graduate of Long Beach City College. He received a B.S. in Finance from UCLA in 1965 and an M.B.A. from California State University, Northridge in 1968.

Yucaipa’s Nominee: Michael S. McQuary

Michael S. McQuary: Chairman and Chief Executive Officer, Wheego Electric Cars, Inc.

Professional Experience:

Wheego Electric Cars, Inc., Chairman and Chief Executive Officer — since June 2009.

Ellis, McQuary, Stanley & Associates, a private equity investment and consulting firm based in Atlanta, GA, Founder and Partner — since 2003.

Brash Music, Inc., Founder and Chief Executive Officer — since October 2002.

Prior Professional Experience:

Ruff & Tuff Electric Vehicles, Inc., Chairman and Chief Executive Officer — April 2007 to June 2009.

UseNet Server.com, LLC, an internet bulletin board service, Chief Executive Officer — 2004 to 2006.

EarthLink, Inc., President and Chief Operating Officer — February 2000 to May 2002.

MindSpring Enterprises, Inc., President and Chief Operating Officer — March 1996 to February 2000; Chief Operating Officer — September 1995 to February 2000; Executive Vice President — October 1995 to March 1996; Executive Vice President of Sales and Marketing — July 1995 to September 1995.

Mobil Chemical Co., Division of Mobil Corp., Manager of Operations (Reengineering) — February 1994 to June 1995; Regional Sales Manager — April 1991 to February 1994.

Public Company Board Experience:

EarthLink, Inc., Director — 2000 to 2002.

MindSpring Enterprises, Inc., Director — 1995 to 2000.

Other Experience: Mr. McQuary is a former Director of the Atlanta chapter of the National Academy of Recording Arts and Sciences (the Grammys) and Inner Strength (an Atlanta-based organization providing support to at-risk teens). Mr. McQuary also serves on the Chastain Park Conservancy Advisory Board.

Mr. McQuary received his B.A. in Psychology from the University of Virginia in 1981. He received an M.B.A. from Pepperdine University in 1984.

Other Board Governance Failures

Option Backdating Scandal

In 2006 and 2007, the Company was embroiled in a stock option backdating scandal.

Paid $2.75 million to settle related class action lawsuits.

Took significant accounting charges after admitting to widespread option backdating and misdating.

Several of the incumbent directors were on the Board during the time option backdating occurred (including Irene Miller, who was then the CFO) but none stepped down.

Broken CEO Reporting Chain

Leonard Riggio publicly declared that William Lynch, the new CEO, will report to the Board through Leonard Riggio.

We believe stockholders should be alarmed that the Company’s CEO has no direct reporting relationship to the Directors who are responsible for overseeing and holding him accountable.

Why would the Board permit Leonard Riggio to be the gatekeeper between him and the CEO?

Nepotism in CEO Selection

Would Stephen Riggio have been appointed CEO to replace Leonard Riggio in 2002 or retained as Vice Chairman after stepping down in 2010 if he were not Leonard Riggio’s brother?

Certain Related Party Transactions

	Cumulative Value	Fiscal Years of Transactions
Leasing of office spaces, warehouse and bookstores from entities in which the Riggio family has an interest.*	$67.3 million	1993 - 2010
Purchase of textbooks from MBS Textbook Exchange, Inc., an entity in which the Riggio family has a majority interest. This arrangement was extended for a 10 year term in connection with the College Booksellers acquisition.	$99.8 million	1993 - 2010
Freight distribution services for the Company's retail stores from Argix Direct Inc. (formerly LTA Group, Inc.), a company 20% owned by Leonard and Stephen Riggio's brother, or another related party.	$235.8 million	1996 - 2010
License payments to an entity owned by Leonard Riggio for the use of the Barnes & Noble name to sell textbooks online.	$32.4 million	2003 - 2010
Aircraft lease payments to entities owned by Leonard Riggio and his wife.	$31.4 million	1993 - 2010

Note: The value of these transactions was calculated from dollar amounts disclosed in the Company's Certain Relationships and Related Transactions disclosure in its annual proxy statements and/or annual reports.

* As of the end of the fiscal year 2010, one of the corporate offices was leased from an entity in which Leonard Riggio owns a majority interest, one of the corporate offices was leased from an entity in which Leonard Riggio owns a minority interest, one of the stores is leased from a partnership owned by Leonard and Stephen Riggio and one of the office/warehouse spaces was leased from a partnership in which Leonard Riggio has a 50% interest. The Riggio family's interest in such entities may have changed over the above referenced time periods.

A-6

Yucaipa’s Proposal to Amend the Poison Pill (Proposal 3)

“RESOLVED, that the stockholders of the Company hereby request the Board of Directors to promptly take all actions necessary to amend the Company’s Rights Agreement, dated as of November 17, 2009, as amended February 17, 2010 and June 23, 2010, between the Company and Mellon Investor Services LLC (as amended from time to time, the “Poison Pill”) to make it non-discriminatory and equally applicable to all stockholders, by increasing the beneficial ownership triggering threshold of the Poison Pill from 20% to 30% (the approximate percentage of the Company’s outstanding common stock beneficially owned by Leonard Riggio and Stephen Riggio at the time the Poison Pill was adopted) by amending the definition of “Acquiring Person” to substitute “30%” for all references to “20%” in such definition.”

Why Is the Company Wasting Your Money Defending the Poison Pill?

The Company recently disclosed it has spent nearly $10 million in litigation expenses defending the Poison Pill’s stock ownership double standard.

On multiple occasions Yucaipa sought to reach out to the Company to resolve our Poison Pill concerns without litigation or a proxy contest.

Yucaipa also offered to sign a standstill agreement if the Board allowed Yucaipa to equalize its ownership to that of the Riggios.

Our efforts to avoid or end the Poison Pill litigation were rebuffed each time, including as recently as August 11, 2010 when the current Board approved a settlement of the proxy contest, subject only to Leonard Riggio reviewing the jointly-approved press release announcing the settlement, but then rescinded their approval without comment the following morning.

Why is the Board wasting the stockholders’ time and money holding a special meeting to vote on the Poison Pill within months of the 2010 Annual Meeting, when it easily could have been put to a vote at the Annual Meeting?

Yucaipa Files Appeal in Poison Pill Litigation

On September 2, 2010, Yucaipa filed an appeal of the Chancery Court’s decision dismissing Yucaipa’s challenge to the Poison Pill.

Yucaipa had previously filed a motion to set aside the decision in light of Leonard Riggio’s acquisition of almost one million shares by exercising out of the money options just prior to the record date for the 2010 Annual Meeting. Although denying the motion, the Court entered an order formally prohibiting Leonard Riggio from voting his new shares at the 2010 Annual Meeting.

The Court stated that “the case was tried on the premise that … Mr. Riggio would not be exercising out-of-the-money options” and that Mr. Riggio’s exercise of the options the day after the ruling created an “awkward” situation.

The Court noted that “it may well be that if Mr. Riggio increases his voting power, it would be unreasonable for the board to employ the rights plan in its current form.”

Certain statements included in this presentation are excerpted from analyst reports regarding Barnes & Noble. Permission to reprint such statements was neither sought nor obtained.

Yucaipa has filed a definitive proxy statement and related materials with the Securities and Exchange Commission (“SEC”) in connection with Yucaipa’s solicitation of proxies to elect its nominees to the Barnes & Noble Board of Directors and to approve its proposal to amend Barnes & Noble’s poison pill at the 2010 Annual Meeting of Stockholders. Barnes & Noble stockholders should read Yucaipa’s definitive proxy statement and its other publicly-filed proxy materials as they become available, because they contain important information. Information regarding the direct and indirect interests of Yucaipa and each other participant in the solicitation of proxies by Yucaipa are included in Yucaipa’s proxy materials filed with the SEC.

Yucaipa’s proxy materials and other SEC filings may be accessed without charge at the SEC’s website at www.sec.gov.